Exhibit 10.19

Employment Agreement First Amendment

This First Amendment (the “Amendment”) is entered into by and between UBL Interactive, Inc. (“UBL” or “We” or “Us”), a Delaware corporation having its principal place of business at 6701 Carmel Road, Suite 202, Charlotte, NC 28226 and Doyal Bryant (“name” or “you”) effective as of September 20, 2013.

BACKGROUND

You previously entered into an employment agreement with UBL dated effective as of January 1, 2010 (the “Employment Agreement”).  Under the terms of the Employment Agreement, you are entitled to certain compensation, a portion of which has previously been paid by UBL.  This Amendment modifies the compensation obligations under Section 5 of the Employment Agreement as expressly set forth herein.  For purposes of this Amendment, terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, receipt of which is hereby acknowledged, You and UBL agree as follows:

1.           Salary.  Your Base Salary for calendar year 2013 shall be $112,500.00 per annum.  Following the occurrence of any Trigger Event (as defined below), your Base Salary shall be the Base Salary set forth in your Employment Agreement.

2.           Performance Bonus.  In addition to the compensation otherwise provided under the Employment Agreement, as amended, you may be entitled to a performance bonus as set forth in this Section (the “Performance Bonus”).  The amount of your Performance Bonus will be equal to 112,500.00 multiplied by a fraction, the numerator of which is the number of days you are employed during calendar year 2013 prior to the occurrence of any Trigger Event and the denominator of which is 365, plus $198,269.46.  Your Performance Bonus will be paid upon the first occurrence of a Trigger Event.  For purposes of this Amendment, the term “Trigger Event” shall mean the earliest to occur of:  (i) UBL’s month end cash balance being equal to at least two million dollars, (ii) the closing of a financing transaction with aggregate proceeds of at least two million dollars, (iii) or a Change of Control.

3.           Acknowledgement.  You acknowledge that, except as otherwise provided herein, you have received payment of all other Base Salary under the Employment Agreement (other than amounts due on the payroll date next following the execution of this Amendment).

4.           Entire Agreement.  This Amendment constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including, without limitation, the payment of Base Salary for any periods prior to the effective date of this Amendment.  Except to the extent provided herein, and as may be necessary to give full force and effect to the foregoing, the Employment Agreement shall continue unchanged, in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the date set forth above.

UBL Interactive, Inc.

Date: 9/20/13	By:	/s/ Chris Travers
	Its:	CRO and President

Date: 9/20/13	/s/ Doyal Bryant
Doyal Bryant